Calculation of Filing Fee Tables
Form S-8
(Form Type)
Sweetgreen, Inc.
(Exact name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule(2)	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock	Other	1,111,331(3)	$8.228	$9,144,031.47	0.0001102	$1,007.67
Total Offering Amounts				–	$9,144,031.47	–	$1,007.67
Total Fees Previously Paid				–	–	–	–
Total Fee Offsets				–	–	–	–
Net Fee Due				–	–	–	$1,007.67

(1)    Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s Class A common stock, par value $0.001 per share (the “Class A Common Stock”) that become issuable under the plan set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Class A Common Stock.
(2)    Estimated in accordance with Rules 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of $8.228 per share, the average of the high and low prices of the Registrant’s Class A Common Stock on February 22, 2023 as reported on the New York Stock Exchange, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the Registrant’s 2021 Employee Stock Purchase Plan (the “ESPP”).
(3)    Represents shares of Class A Common Stock reserved for issuance under the ESPP. The ESPP provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the ESPP on January 1, beginning on January 1, 2023 and continuing through January 2, 2031. The number of shares added each year will be equal to the lesser of: (a) 1% of the total number of shares of the Registrant’s capital stock outstanding on December 31 of the preceding calendar year; (b) 4,300,000 shares of Class A Common Stock; and (c) a number of shares of Class A Common Stock designated by action of the Registrant’s board of directors prior to the first day of any calendar year.